UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 27, 2011
Old Line Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place
Bowie, Maryland	20716

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: 301-430-2544
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 27, 2011, the Compensation Committee of the Board of Directors of the Registrant and Old Line Bank reviewed the financial performance of the Registrant and Old Line Bank for the fiscal year ended December 31, 2011 in order to determine what, if any, cash bonus or incentive stock option bonus should be paid to the executive officers, James W. Cornelsen (CEO), Joseph W. Burnett (Executive Vice President) and Christine M. Rush (CFO).
     Based on this review effective January 27, 2011, the Registrant paid cash bonuses, issued incentive stock options and issued restricted stock to Mr. Cornelsen, Mr. Burnett and Ms. Rush as follows:

				Number
Name		Number		of
of	Cash	of	Exercise	Restricted	Share
Officer	Bonus	Options	Price	Shares	Price
James W. Cornelsen	$63,000	8,576	$7.82	3,235	$7.82
Joseph Burnett	33,000	2,814	7.82	1,061	7.82
Christine M. Rush	33,000	2,814	7.82	1,061	7.82
     One-third of the option grant vested on January 27, 2011, one-third of the option grant will vest on January 27, 2012, and one-third of the option grant will vest on January 27, 2013. The options were evidenced by Stock Option Agreements in the form filed as Exhibit 10.2 to the Form 8-K filed with the SEC on January 5, 2005. The options were issued under the Registrant’s 2004 Equity Incentive Plan.
     One-third of the restricted share grant will vest on January 27, 2012, one-third of the restricted share grant will vest on January 27, 2013 and one-third of the restricted share grant will vest on January 27, 2014. The restricted shares of stock were issued under the Registrant’s 2004 Equity Incentive Plan.
     In addition, as of January 28, 2011, Old Line Bank entered into Amended and Restated Employment Agreements with Messrs. Cornelsen and Burnett and Ms. Rush (the “Amended Agreements”). Pursuant to the Amended Agreements, Old Line Bank increased the guaranteed annual compensation payable to these executive officers as follows: Mr. Cornelsen’s guaranteed annual compensation increased from $275,000 to $284,625; Mr. Burnett’s guaranteed annual compensation increased from $181,000 to $186,430; and Ms. Rush’s guaranteed annual compensation increased from $181,000 to $187,335. In addition, Mr. Cornelsen’s Amended Agreement reflects Old Line Bank’s decision to extend the term of his employment agreement to March 30, 2014.
     In addition, Mr. Cornelsen may now terminate his agreement upon his permanent disability, as described in his Amended Agreement, upon 60 days or other reasonable notice. If Mr. Cornelsen terminates his Amended Agreement upon his permanent disability, he will be entitled to receive severance pay for the remaining term of the agreement in an amount equal to his average annual compensation over the prior five years. This is the same payment he is entitled to, and was entitled under his prior employment agreement, in connection with his termination of the agreement for good reason or if Old Line Bank terminates his employment without cause or because of permanent disability.
     The initial term of Mr. Burnett’s and Ms. Rush’s Amended Agreements expire on March 31, 2013. Their Amended Agreements may be renewed for additional one-year terms in Old Line Bank’s sole discretion. Their prior employment agreements were automatically extended for successive one-year terms, unless terminated within 90 days of the anniversary date thereof. In addition, Mr. Burnett’s and Ms. Rush’s Amended Agreements provide that they will terminate prior to their expiration date (i) immediately upon the executive’s death, in which case all of their outstanding, unvested stock options will immediately vest, (ii) on the effective date of the executive’s voluntary resignation, in which case Old Line Bank will have no further obligation to the executive other than payment of any unpaid salary and retirement benefits as of the date of his or her resignation, and (iii) on the date Old Line Bank terminates the executive other than for cause, as described in the Amended Agreement, in which case the executive will be entitled to receive his or her salary, benefits and options due under their Amended agreement for the remaining term thereof, all unvested options will immediately vest and all options granted during the remaining term will immediately vest.
     Other than as described above, the terms of the Amended Agreements are consistent with the terms of the applicable executive’s employment agreement previously in effect in all material respects.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.
Date: February 2, 2011	By:	/s/ Christine M. Rush
Christine M. Rush, Chief Financial Officer